Exhibit 5.1

February 11, 2020

ADMA Biologics, Inc.

465 Route 17

Ramsey, NJ 07446

Re:	ADMA Biologics, Inc., Registration Statement on Form S-3 (File No. 333-234107)

Ladies and Gentlemen:

We have acted as counsel for ADMA Biologics, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 23,500,000 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) pursuant to that certain Underwriting Agreement, dated February 6, 2020, by and among the Company and Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (Registration No. 333-234107) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on October 15, 2019, the Prospectus Supplement, dated February 6, 2020 (the “Prospectus Supplement”) and the accompanying base prospectus dated October 15, 2019 (the “Base Prospectus”) and originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the Underwriting Agreement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplement and the Underwriting Agreement will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP